Exhibit 99.1

Cable ONE Completes Term Loan B Repricing; Reduces Borrowing Costs

April 23, 2018 - Phoenix, AZ -- (BUSINESS WIRE) -- Cable One, Inc. (NYSE: CABO) today announced that its lenders have approved a reduction to the interest rate on the Company's $500 million Term Loan B Credit Facility.

Under the transaction, the interest rate on the Company’s Term Loan B Credit Facility was reduced by 0.50%, moving from a rate of LIBOR plus a margin of 2.25% to a rate of LIBOR plus a margin of 1.75%. Excluding the costs of the transaction, the lower interest rate will save the Company approximately $2.5 million annually in interest costs.

All other material terms and provisions of the Term Loan B Credit Facility remain substantially the same.  Additional details on the above described amendment are set forth in a Current Report on Form 8-K that was filed with the Securities and Exchange Commission today.

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About Cable ONE

Cable One, Inc. (NYSE: CABO) is among the 10 largest cable companies in the United States and a leading broadband communications provider. Serving nearly 800,000 residential and business customers in 21 states, Cable ONE provides consumers with a wide array of communications and entertainment services, including high-speed internet and advanced Wi-Fi solutions, cable television and phone service. Cable ONE Business provides scalable and cost-effective products for businesses ranging in size from small to mid-market, in addition to enterprise, wholesale and carrier customers.

CONTACTS:
Trish Niemann
Corporate Communications Director
602.364.6372
patricia.niemann@cableone.biz

Kevin Coyle

CFO

investor_relations@cableone.biz